EXHIBIT 99.1


July 11, 2005 10:35 AM US Eastern Timezone

DISTRIBUTION MANAGEMENT SERVICES, INC. UPDATES SHAREHOLDERS

MIAMI--(BUSINESS WIRE)--July 11, 2005--Distribution Management Services, Inc., (Pink Sheets:DMGS) is headquartered on the beautiful East Coast of South Florida, with its offices at 11601 Biscayne Boulevard, Suite 201, Miami, Florida 33181.


Distribution Management Services, Inc. (DMGS) was organized on January 20, 1995. It applied for and received a State of Florida Environmental Permit to operate a construction and demolition recycling center at 2000 North Miami Avenue, Miami, Florida. Construction was completed and opened for operations early in 1999. Because of then financial limitations as to purchase of equipment for such operations, an Operating Agreement was entered into with a national recycling company from which DMGS received a percentage of the revenues.


In 1998 the Company became fully registered with the Securities and Exchange Commission. Its stock presently trades on the Over-the-Counter Market.


Seeking a broader expanse of operations, in April 2003 the Company entered into an agreement to convey the center for $1,500,000; $1,050,000 down subject to a right of recovery of the facility in the event the Purchaser failed to pay the balance of $450,000 upon termination of the Operation Agreement on December 22, 2003.


Upon failure of the Purchaser to make said payment, the Company exercised its right of recovery and reacquired fee simple title to the real property and facilities at 2000 North Miami Avenue. However, litigation has resulted. The litigation is presently ongoing, with the Company believing it will ultimately recover the operating facility and substantial damages upon finalization of the litigation.


The Company had, as of December 12, 2004, entered in a real estate venture and acquired a contract to purchase 266 single family residential building sites in Poinciana, Florida, in close proximity to Disney World, for the total sum of $4,655,000.


The Company has obtained appropriate financing and has completed purchase of simple title to the 266 lots which have a total appraised value of $9,632,000 with a current market value of approximately $14,630,000.


Since completion of the purchase, the Company has sold eight (8) lots for a sale price of $440,000 and has entered into contracts for sale of an additional 17 lots for the sum of $935,000 and anticipates further sales at the discretion of the Board of Directors. These sales result in a profit to the Company of $37,000 per lot.


It is anticipated that construction of single family residences will commence at an early date and sales of ten completed residences per month for total monthly sales of ten residences at approximately $2,250,000 per month, at an estimated profit of $50,000 per residence.

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The Central Florida real estate market has attained worldwide attention as the
"hottest real estate market" in the United States, and therefore the Company intends to expand its role in that market as well as in other great vacation areas in both Florida and North Carolina.


The operation of the Company remains vested in the Board of Directors which is presently being supplemented to comply with the provisions of the Sarbanes-Oxley Law requirements.


The Company continues as a fully reporting Company with the Securities and Exchange Commission and will be updating its reports shortly through its fourth fiscal quarter. The Company's fiscal year end is May 31.


For further information as to any matter of the Company, please contact Leo Greenfield, president, by telephone at 305/893-9270, or by letter at the address of the Company, or by e-mail at dmgslg23@bellsouth.net.


CONTACTS


Distribution Management Services, Inc.
Leo Greenfield, 305-893-9270